Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:

Frank Constantinople – SVP, Investor Relations

Tel: +1-203-504-1063

fconstantinople@aircastle.com

The IGB Group

Leon Berman

Tel: +1-212-477-8438

lberman@igbir.com

Aircastle Appoints Agnes Mura to its Board of Directors

Stamford, CT. February 21, 2013 — Aircastle Limited (NYSE: AYR) (“Aircastle”) announced today the appointment of Agnes Mura to the company’s Board of Directors, increasing the Board to eight members.

Ms. Mura has been the President of Agnes Mura, Inc., a global leadership development firm, since 1997. She is fluent in six languages and has global experience across a broad array of industries. Ms. Mura had previously held international executive positions at Bankers Trust Co. and First Interstate Bank Ltd. Earlier in her career she was a Foreign Relations Manager for the Los Angeles Olympic Organizing Committee.

Ron Wainshal, Aircastle’s CEO, commented, “Agnes has broad and diverse international business expertise. Given the global footprint of Aircastle’s business, we’re very pleased to have Agnes join our Board and are looking forward to working with her.”

About Aircastle Limited

Aircastle Limited is a global company that acquires, leases and sells high-utility commercial jet aircraft to airlines throughout the world. As of December 31, 2012, Aircastle’s aircraft portfolio consisted of 159 aircraft on lease with 69 customers located in 36 countries.

For more information on Aircastle, please visit www.aircastle.com.

SOURCE: Aircastle Limited